FWP Issuer Free Writing Prospectus

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Registration Statement No. 333-223956

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (file no. 333-223956). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting SEC EDGAR web site at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 212-312-6700.

To review a filed copy of our current registration statement, click on the following link:

https://www.sec.gov/Archives/edgar/data/1724542/000121390018004899/ff12018a1_clpsincorp.htm

INVESTOR PRESENTATION May 2018

Disclaimer CLPS Incorporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering . You may get these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . All statements contained herein other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of the prospectus . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward looking statements . All references to dollar amounts in the offering summary or to use of proceeds are subject to change pending a final prospectus . C L PS Incorporation 3

Offering Summary Issuer/Ticker CLPS Incorporation Type of Offering Initial Public Offering Exchange NASDAQ Capital Market Symbol CLPS Shares Outstanding Pre - offering 11 , 290 , 000 Expected Offering Size: 2 , 000 , 000 Shares Over - allotment Option 300 , 000 Shares Price Range $ 5 . 00 to $ 5 . 50 per Share Use of Proceeds Global expansion, working capital and general corporate purposes, R&D and talent development C L PS Incorporation 4

About Us ▪ We are a global information technology, consulting and solutions service provider ▪ Founded in 2005 as an early entrant to China IT service sector ▪ Customer base includes global institutions in the banking, insurance and financial sectors located in China, US, Europe, Australia and Hong Kong ▪ Market niche of providing staffing based consulting services, turn - key financial solutions as well as the implementation of advanced technologies, enabling clients to build new or enhance their existing systems ▪ Ability to support global client base from 11 locations across China, Hong Kong, Australia, Singapore and Taiwan C L PS Incorporation 5

Our Client Base Our customers include large global institutions in banking , financial and technology sectors ▪ Long standing relationships with leading clients; adding new clients and product capabilities ▪ Increasing demand for improvements and innovations in financial IT ▪ Highly integrated into our clients IT functions C L PS Incorporation Sector Customers Banking Citibank, Standard Chartered Bank (China) Ltd., ANZ Bank, Commonwealth Bank of Australia, Bank of Communications Insurance & Financial AIA, China Life Insurance, First Data, Haitong Securities, Orient Securities and China Universal Asset Management Company Technology eBay, CRIF Information Technology, Experian, AGFA Healthcare and Neusoft 6

Broad & Differentiated IT Services C L PS Incorporation 7 Development, testing, support and maintenance of technical infrastructure & platforms Business analysis, system design & development, testing services, system maintenance, and global operation support End - to - end customized solutions focusing on big data, cloud computing and blockchain Credit Card Core Banking IT Solution Consulting Services Solution Services Business Analysis Development & Testing Operation & Maintenance Training

Fulfilling Customer Needs in a Cost - effective Manner C L PS Incorporation 8 Multi - faceted approach to support and consulting in a scalable and highly - efficient model ▪ Provide management level staff – Deploy senior level staff to manage critical IT platforms for clients ▪ Internally develop advanced IT products – Leverage R&D capabilities – Focus on platforms for blockchain , big data, and mobile apps – Development centers to serve clients in various geographic locations in China, Hong Kong, Taiwan, Singapore and Australia ▪ Provide highly trained staff – Experience and training in China, a market leader in technology innovation – China offers cost competitive IT personnel ▪ Provide offshore development center (ODC) services – Experience and ability to securely provide ODC services to clients

Broad Geographic Reach to Support Customers C L PS Incorporation 9 Hong Kong Product Offerings Consulting Services Headquarters : Beijing Dalian Tianjin Chengdu Guangzhou Shenzhen Taiwan Singapore Australia Solution Services Financial IT Experts 1600 + IT professional staff 11 offices Shanghai • Professional consulting, solutions and talent training services to ensure the smooth operation of client’s IT system • Research new technologies to enhance IT system performance, develop new business, and maintain market competitiveness for client • Allow customers to maintain competitive advantage in operating costs

Increasing Demand for IT Services in PRC 1. Data Source: The Ministry of Industry and Information Technology, National Bureau of Statistics of China C L PS Incorporation ▪ IT Services industry revenues in China banking is anticipated to grow at an annualized rate of 21. 2 % in the next three years, to total $9.0 billion in 2020 ▪ IT services demand driven by China’s economic growth and continued deployment of IT hardware and software ▪ PRC software industry revenues tripled from 2010 to 2016, reaching $723 billion ▪ During 2011 - 2016, the industry’s compound annual growth rate reached 24.3% 1 0 300 600 900 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 Revenue (in billion USD 㸧 Revenue of Software Business in China 10 0.0 2.5 5.0 7.5 10.0 China Banking IT Services Market Software and Services (in billion USD) Software Services

Industry Growth Constrained by Human Capital C L PS Incorporation ▪ Financial services platforms require in - depth understanding and knowledge of businesses processes driven and supported by IT ▪ Significant demand for outsourced IT consulting services among large - scale institutions which are experiencing a shortage of qualified personnel and resources ▪ Institutions require highly trained personnel on a cost competitive basis 11

Solving the Human Capital Constraint C L PS Incorporation 12 ▪ Established platform (“CLPS College”) to recruit, train, develop and retain employees ▪ Collaboration with 100+ Universities to leverage technical curriculum and provide professional certifications ▪ Development of deep pool of talent to support complex IT projects – Industry expertise with up to date financial domain knowledge, technical development and skills in advanced programming languages (Java, C++) and solutions ( blockchain , big data) – 70% + of personnel is dedicated to serving foreign financial institution clients ▪ IT professionals which undergo continuous internal training programs to better serve clients CLPS Talent Creation and Development Programs

Company Milestones C L PS Incorporation 13 2014

Significant Opportunities for Growth through Product, Geographic & Customer Expansion C L PS Incorporation 14 ▪ Product Expansion □ Strong revenues driven by staffing based consulting service o Recent addition of IT solution services » R&D focused in key banking innovations for b lockchain , cloud computing and big data o Expanding business coverage from technical services to business operation services ▪ Geographic Expansion □ 2015 expansion into Southeast Asia is beginning to generate returns o Servicing existing clients in their Southeast Asia locations (Singapore, Malaysia, Thailand) o Leveraging existing client relationships to support their Southeast Asia IT requirements o Access to technology & processes developed in China of particular interest in areas such as Japan ▪ Customer Expansion □ Addition of new customers from both domestic and overseas financial institutions ▪ M&A □ Potential for cost effective acquisitions

Competition Competitors ▪ 10 years of established client - base ▪ Focus on the financial industry ▪ Ability to serve domestic and foreign clients ▪ Scalable and unique talent development and training programs ▪ Domestic China market experience ▪ IT service solution and services companies in China ▪ Primarily provide services for domestic commercial banks and other financial institutions CLPS advantages Direct Domestic: International: ▪ Overall global IT service market industries ▪ Big firms typically only engage in larger global projects (CLPS does not typically compete directly with the larger global consulting and outsourcing firms) C L PS Incorporation 15

Management and Board of Directors

Global IT Services

Management Team



Paul Yang, Co-Founder, Chairman, President and Director

- Mr. Yang has over 20 years of executive management and operational experience in the IT services business.
- He holds a BS in Electrical Engineering from Tongji University and MBA degrees from Shanghai University of Finance and Webster University.



Raymond Ming Hui Lin, Co-Founder, CEO and Director

- Mr. Lin is an IT outsourcing service veteran with a deep understanding of IT talent acquisition, training, development and service delivery.
- He developed and pioneered training programs for mainframes and VisionPLUS (a credit card processing solution) in China.



Tian van Acken, CFO

- Ms. van Acken has over 20 years experience in Big Four accounting, venture capital, consulting, advertising, retailing and pre-IPO start-up companies in the United States and China.
- Prior to CLPS, she was the CFO of Lowe China and various other companies in China. Tian has the professional experience working in PwC Boston and holds CPA and CFA certificates.
- She holds an MBA degree in Finance and Accounting from Rochester Institute of Technology.



Jian Xu, Senior VP of Operations

- Mr. Xu joined CLPS in 2008 and previously accumulated six years of experience as Senior Software Developer at Neusoft Group Co., and A-IT Software Co., Ltd.
- He holds a BS in Mechanical and Electrical Engineering from Shenyang University of Technology.

Independent Directors

Jinhe Shao

- Partner at Shanghai Huajin Accounting & Consulting Professional Services.
- He holds a joint MBA degree from Shanghai University of Finance & Economics and The Webster University and PRC equivalent of the CPA license.

Kathryn Amooi

- Senior Vice President at Automatic Data Processing (ADP), LLC, a human capital management company, and has previously held the position of Managing Director/General Manager.
- She holds a BA in Journalism and Psychology from University of Southern California.

Kewei Huang

- CTO at Moxian, Inc. (NASDAQ:MOXC) since2014.
- He holds a BA in English from National University of Singapore, a MBA degree from Preston University and a PhD degree in Component Based Technologies from the University of New South Wales.

CLPS Incorporation

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Financial Highlights Significant revenue and profit growth for 6 month period year ended 12/31/2017 2.1 2.2 1.0 1.5 0 1 2 3 2016 FY 2017 FY 12/31/2016 12/31/2017 EBITDA In USD Millions C L PS Incorporation 29.0 31.4 14.3 22.2 0 20 40 2016 FY 2017 FY 12/31/2016 12/31/2017 Revenues In USD Millions ▪ Robust IT consulting services growth – Strong demand from existing and new clients – 62% revenue growth to $21.6 million ▪ Continued growth in high value IT solutions business – Growing demand for internally developed blockchain , cloud computing and mobile apps – 60% revenue growth to $0.8 million – Significant growth opportunity ▪ Ongoing growth with key clients – Citibank accounted for 30.7% of revenue as of December 31, 2017 ▪ R evenue visibility from ongoing customer contracts ▪ Benefiting from recent acquisition 6 month period ending 6 month period ending 17

Use of Proceeds Use of Proceeds Percentage of Proceeds (Estimate) Global Expansion 40% Working Capital and General Corporate Purposes 30% Research and Development 20% Talent Development 10% C L PS Incorporation 18

Investment Highlights ▪ Expertise serving market leading, global financial institutions focusing in the PRC & Southeast Asia providing both IT consulting and solution services ▪ Flexible and scalable business model based upon Company’s ability to deliver highly trained staff ▪ Positioned for success in a strong global industry based upon long - standing relationships with blue - chip customer base ▪ Significant opportunity for growth based upon product, geographic and customer expansion ▪ Highly experienced management team C L PS Incorporation 19